Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

China SXT Pharmaceuticals, Inc.:

We consent to the inclusion in the foregoing Registration Statement of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) on Amendment No. 7 to Form F-1 of our report dated on August 17, 2018, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the two years in the period ended March 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 17, 2018